Exhibit(k)(iv)

AUCTION AGREEMENT

between

Cohen & Steers Global Income Builder, Inc.

and

The Bank of New York,

as Auction Agent

Dated October     , 2007

Relating to

Series W7 Auction Market Preferred Shares

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TABLE OF CONTENTS

(continued)

	5.6	Stock Register	11

	5.7	Return of Funds	11

6.	Miscellaneous		12

	6.1	Terms of Agreement	12

	6.2	Communications	12

	6.3	Entire Agreement	13

	6.4	Benefits	13

	6.5	Amendment; Waiver; Successors and Assigns	13

	6.6	Severability	13

	6.7	Execution in Counterparts	13

	6.8	Governing Law; Submission to Jurisdiction; Waiver of Trial by Jury	14

EXHIBIT A

AUCTION PROCEDURES

EXHIBIT B

FORM OF BROKER-DEALER AGREEMENT

EXHIBIT C

LIST OF INITIAL BROKER-DEALERS

-ii-

AUCTION AGREEMENT

This AUCTION AGREEMENT, dated October 19, 2007 (the “Agreement”), is between Cohen and Steers Global Income Builder, Inc., a Maryland corporation (the “Fund”) and The Bank of New York, a New York banking corporation.

W I T N E S S E T H:

WHEREAS, the Fund is issuing 3,600 shares of its Series W7 Auction Market Preferred Shares (the “AMPS”) the proceeds of which will be provided to the Fund.

WHEREAS, The Fund desires that the Auction Agent perform certain duties as agent in connection with each Auction (as defined below) of AMPS (in such capacity, the “Auction Agent”), and as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the AMPS (in such capacity, the “Paying Agent”), upon the terms and conditions of this Agreement, and the Fund hereby appoints The Bank of New York (together with its successors and assigns) as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the “Auction Agent,” except in Sections 4 and 5 below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund and the Auction Agent agree as follows:

1.	Definitions and Rules of Construction.

1.1 Terms Defined by Reference to the Auction Procedures.

Capitalized terms not defined herein shall have the respective meanings specified in the Auction Procedures.

1.2 Additional Terms Defined Herein.

Certain terms used herein are defined in the recitals to this Agreement. In addition, as used herein, the following terms shall have the following meanings, unless the context otherwise requires:

(a) “Auction Agent Acceptance Fee” means an acceptance fee, if any, as set forth in a written agreement signed by the Auction Agent and the Fund.

(b) “Auction Agent Fee” means the fees, other than the Auction Agent Acceptance Fee, set forth in a written agreement between the Auction Agent and the Fund.

(c) “Authorized Officer” means each Managing Director, Vice President, Assistant Vice President and Assistant Treasurer and authorized representative of the Auction Agent assigned to the Dealing & Trading Group of its Corporate Trust Department and every other officer or employee of the Auction Agent designated as an “Authorized Officer” for purposes hereof in a written communication from the Auction Agent signed by an Authorized Officer and delivered to the Fund

(d) “Authorized Fund Representative” means the Chief Executive Officer, the President, each Vice President (whether or not designated by a number or word or words added before or after the title “Vice President”), the Secretary, the Treasurer, each Assistant Vice President, each

Assistant Secretary and each Assistant Treasurer of the Fund and every other officer or employee of the Fund designated as an “Authorized Fund Representative” for purposes hereof in a written communication signed by an Authorized Fund Representative and delivered to the Auction Agent.

(e) “Articles Supplementary” shall mean the Articles Supplementary of the AMPS of the Fund in effect at the time the Registration Statement relating to the AMPS is declared effective by the U.S. Securities and Exchange Commission (the “Commission”) or such later date on which the AMPS are issued, specifying the powers, preferences and rights of the AMPS.

(f) “Broker-Dealer Agreement” means each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit B.

(g) “Broker-Dealer Fee Rate” means the rate per annum at which the fees to be paid to the Broker-Dealers for the services rendered by them under the Broker-Dealer Agreements in connection with the Auctions accrue pursuant to Section 2.5 of the Broker-Dealer Agreement.

(h) “Existing Owner Registry” means the register maintained by the Auction Agent pursuant to Section 2.2(a).

(i) “Participant” of any Person means the member of, or participant in, the Securities Depository that will act on behalf of an Existing Owner or Potential Owner.

1.3 Rules of Construction.

Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

(a) Words importing the singular number shall include the plural number and vice versa.

(b) The captions and headings herein are solely for convenience of reference and shall neither constitute a part of this Agreement nor affect its meaning, construction or effect.

(c) The words “hereof,” “herein,” “hereto,” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision.

(d) All references herein to a particular time of day shall be to New York City time.

(e) All references herein to Sections or Exhibits are to Sections of or Exhibits to this Agreement unless the context otherwise indicates.

2.	The Auction.

2.1 Purpose; Incorporation by Reference of Auction Procedures.

(a) The Articles Supplementary provides that the dividend rate on the AMPS for each Auction Period after the Initial Period, except as provided in Section 2.04 of the Auction Procedures, shall equal the Auction Rate that an Auction Agent appointed by the Fund determines to have resulted from implementation of the Auction Procedures. The Fund hereby appoints The Bank of New York as Auction Agent for purposes of the Auction Procedures and to perform such other obligations and duties as are set forth herein and in each Broker-Dealer Agreement, in each case, specified to be performed by the Auction Agent. The Auction Agent hereby accepts such appointment as Auction Agent and agrees that, on each Auction Date after the Initial Period, it shall follow the procedures set forth in the Auction Procedures for the purpose of, among other things, determining the Auction Period Rate for each Auction Period.

(b) Subject to Section 6.1(a), all of the provisions contained in the Auction Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein. No amendment to the Auction Procedures shall be effective without the consent of the parties hereto.

2.2 Preparation for Each Auction; Maintenance of Registry of Existing Owners; and Redemptions.

(a) Prior to each Auction Date in which a Broker-Dealer will participate, the Fund shall provide the Auction Agent with a manually signed Broker-Dealer Agreement executed by such Broker-Dealer, if not previously so provided. The Auction Agent shall maintain a current registry of Persons that are Existing Owners, which shall for this purpose be the Broker-Dealers (such registry being herein called the “Existing Owner Registry”). Such Persons shall constitute the Existing Owners for purposes of each Auction. The Auction Agent may conclusively rely upon, as evidence of the identities of the Existing Owners, (i) the results of each Auction, and (ii) notices from any Existing Owner as described in the first sentence of Section 2.2(c).

(b) The Fund shall notify the Auction Agent when any notice of redemption on the date received is sent to the Securities Depository as Existing Owner of the AMPS. Prior to sending the notice, the Fund shall verify with the Auction Agent the lottery publication date to be used in the notice. In the event the Auction Agent receives written notice from the Fund of any redemption of any AMPS, the Fund shall, at least three Business Days prior to the redemption date, with respect to such AMPS, request the Securities Depository to notify the Fund and the Auction Agent of the identities of the Participants (and the respective principal amounts) from the accounts of AMPS have been called for redemption and at least one Business Day prior to the redemption date with respect to AMPS being partially redeemed, the Auction Agent shall request each eligible Broker-Dealer to disclose to the Auction Agent (upon selection by such Participant of the Existing Owners whose AMPS are to be redeemed) the aggregate principal amount of such AMPS of each such Existing Owner, if any, to be redeemed. By the close of business on the day the Auction Agent receives any notice pursuant to this paragraph (b), the Auction Agent shall forward the contents of such notice to the related Broker-Dealer by Electronic Means.

(c) (i) The Auction Agent shall register in the Existing Owner Registry a transfer of AMPS from an Existing Owner to another Person only if (i) such transfer is pursuant to an Auction or (ii) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified in writing, which may be in Electronic Means acceptable to the Auction Agent, by the Existing Owner that is the transferor of such transfer. The Auction Agent is not required to accept any notice of transfer delivered prior to an Auction unless it is received by the Auction Agent by 11:00 a.m. on the Auction Date on which the applicable Auction is taking place.

(ii) In the event of any partial redemption of AMPS, upon notice in writing by the Fund to the Auction Agent of such partial redemption, the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent in writing of the identities of the Agent Members (and the respective numbers of shares) from the accounts of which shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption. At least two Business Days prior to the Auction preceding the date of redemption, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent

Member of the Existing Owners whose shares are to be redeemed) the number of AMPS of each such Existing Owner, if any, to be redeemed by the Fund, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Owner’s Agent Member or otherwise, the Auction Agent may continue to treat such Existing Owner as having ownership of the number of AMPS shown in the Auction Agent’s Existing Owner Registry.

(iii) The Auction Agent shall register a transfer of the ownership of AMPS from an Existing Owner to another Existing Owner, or to another Person if permitted by the Fund, only if (A) such transfer is made pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified of such transfer in writing by such Existing Owner or by the Agent Member of such Existing Owner. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 3:00 p.m. on the Business Day next preceding the Auction Date. The Auction Agent shall rescind a transfer made on the Existing Owner Registry of any AMPS if the Auction Agent has been notified in writing by the Agent Member or the Broker-Dealer of any Person that (i) purchased any AMPS and the seller failed to deliver such shares or (ii) sold any AMPS and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

(d) The Applicable Percentage and the Applicable Spread on the date of the Agreement are those rates as determined by the Fund and provided to the Auction Agent on the date even herewith. If there is any change in the credit rating of AMPS by the rating agency (or substitute or successor rating agencies) referred to in the definition of “Applicable Percentage” and “Applicable Spread” resulting in any change in the Applicable Percentage or Applicable Spread for AMPS after the date given herewith, the Fund shall notify the Auction Agent in writing of such change in the Applicable Percentage or Applicable Spread prior to 12:00 Noon on the Business Day prior to the next Auction Date for any series of AMPS succeeding such change. In determining the Maximum Rate for any series of AMPS on any Auction Date as set forth in herein, the Auction Agent shall be entitled to rely on the last Applicable Percentage and Applicable Spread for AMPS of which it has most recently received notice from the Fund (or, in the absence of such notice, the percentage or spread determined by reference to the definition of Applicable Percentage and Applicable Spread, respectively).

(e)(i) On each Auction Date, the Auction Agent shall determine the dividend rate and the Maximum Rate. If any Treasury Index Rate is not quoted on an interest or bond equivalent, as the case may be, basis, the Auction Agent shall convert the quoted rate to the interest or bond equivalent thereof as set forth in the definition of such rate in the Articles Supplementary if the rate obtained by the Auction Agent is quoted on a discount basis, or if such rate is quoted on a basis other than an interest or bond equivalent or discount basis the Auction Agent shall convert the quoted rate to an interest or bond equivalent rate after consultation with the Fund as to the method of such conversion.

(ii) If any LIBOR Rate is to be determined by reference to Moneyline’s Telerate Page 3750 or by rate quotations provided by LIBOR Dealer(s), as the case may be, and Moneyline’s Telerate Page 3750 is unavailable or the LIBOR Dealer(s) fail to provide rate quotations, as the case may be (as described in the Articles Supplementary), then the Auction Agent shall immediately notify the Fund so that the Fund can determine whether to select a Substitute LIBOR Dealer(s) to provide such rate quotation(s) not being supplied.

(iii) If any Treasury Index Rate is to be based on rates supplied by U.S. Government Securities Dealers and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Index Rate, the Auction Agent shall immediately notify the Fund so that the Fund can determine whether to select a substitute U.S. Government Securities Dealer or substitute U.S. Government Securities Dealers to provide the quotation or quotations not being supplied by any U.S. Government Securities Dealer or U.S. Government Securities Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

(f) The Auction Agent may, but shall not be obligated to, request that the Broker Dealers, as set forth in Section 2.3 of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Existing Owners of AMPS. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Fund; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

2.3 Public Dissemination of Auction Results.

The Auction Agent, unless instructed otherwise by the Fund, is authorized (but not required) to release the Auction Rate after each Auction for public dissemination.

2.4 Notices to Existing Owners.

The Auction Agent shall be entitled to conclusively rely upon the address of each Existing Owner as such address is delivered by such Existing Owner in connection with any notice to Existing Owner required to be given by the Auction Agent.

2.5 Broker-Dealers.

(a) If the Auction Agent is provided with a copy of a Broker-Dealer Agreement, which has been manually signed with any Broker-Dealer listed on Exhibit C hereto, then, subject to Section 2.5(b), the Auction Agent shall enter into such Broker-Dealer Agreement with such Person.

(b) The Auction Agent may, at the written direction of the Fund, enter into a Broker-Dealer Agreement with any other Person who requests to be selected to act as a Broker-Dealer. The Auction Agent shall enter into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction. The Auction Agent shall only be required to enter into a Broker-Dealer Agreement if such Broker-Dealer Agreement is in substantially the form attached hereto as Exhibit B and has been duly executed and delivered by the proposed Broker-Dealer. The Auction Agent shall also be entitled to request and receive from each Broker-Dealer an incumbency and specimen signatures certificate with respect to representatives of such Broker-Dealer who are authorized to act on behalf of such Broker-Dealer in regards to the Auction Procedures and the matters covered thereby, hereby and the related Broker-Dealer Agreement. The Auction Agent may refuse to act upon any direction from such representative if such certificate has not been submitted.

(c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Fund in writing (of which a copy shall be provided to the Auction Agent).

2.6 Access to and Maintenance of Auction Records.

The Auction Agent shall afford to the Fund, and its respective agents, independent public accountants and counsel, upon prior reasonable notice, access at reasonable times during normal business hours to review and make extracts or copies (in all cases at the Fund’s sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant, or counsel shall furnish the Auction Agent with a letter from the Fund requesting that the Auction Agent afford such Person access. The Auction Agent shall maintain records relating to any Auction for a period of at least two years after such Auction (unless requested by the Fund to maintain such records for a longer period, or for such longer period as may be required by the Auction Agent’s internal policies and procedures, or applicable law or regulation, then for such longer period), and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Fund agrees to keep any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction confidential and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone unless required to do so by any rule or regulation except such agent, accountant or counsel engaged to audit or review the results of Auctions, or to its internal and external auditors and counsel, its regulators and examiners and any other Person if the Fund has been advised by its counsel that it may be liable for a failure to effect such disclosure or if ordered to do so pursuant to a subpoena, civil investigative demand or similar demand by a court of competent jurisdiction or regulatory, judicial, quasi-judicial agent or authority having the authority to mandate such disclosure. Any such agent, accountant or counsel engaged to audit or review the results of Auctions, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, except as may otherwise be required by law. The Auction Agent shall not be responsible for any actions of the Fund or its respective agents, accountants or counsel for passing on confidential information as a result of access to records of the Auction Agent.

2.7 Membership in the Securities Depository.

As of the date hereof, the Auction Agent is a member of, or participant in, the Securities Depository. The Auction Agent will provide the Fund with notice at least 90 days prior to the date, if any, on which it shall resign as a member of, or participant in, the Securities Depository.

2.8 Payment Defaults.

(a) The Auction Agent shall deliver a copy of any notice received by it from the Fund to the effect that the Fund failed to pay a dividend to the Broker-Dealers on the Business Day of the receipt thereof or as soon as practicable thereafter by Electronic Means.

(b) The Auction Agent shall deliver a copy of any notice received by it from the Fund to the effect that the Fund has caused any failure to pay a dividend to the Broker-Dealers on the Business Day of its receipt thereof or as soon as practicable thereafter by Electronic Means.

(c) If a payment default on the AMPS shall have occurred and be continuing, the Auction Procedures shall be suspended and the Auction Agent shall cease performance of its duties under this Agreement until the Fund notifies it in writing that such payment default has been cured (in accordance with the provisions of the Articles Supplementary).

3.	The Auction-Agent.

3.1 Duties and Responsibilities.

(a) The Auction Agent is acting solely as a non-fiduciary agent for the Fund hereunder and owes no duties, fiduciary or otherwise, to any other Person except as otherwise expressly provided in Section 4.5, and no implied duties, fiduciary or otherwise, shall be read into this Agreement against the Auction Agent.

(b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement or incorporated herein by reference from the Auction Procedures or a Broker-Dealer Agreement, and no implied covenants or obligations shall be read into this Agreement or the Auction Procedures against the Auction Agent.

(c) In the absence of willful misconduct or gross negligence on its part, as determined by a court of competent jurisdiction, the Auction Agent, whether acting directly or through agents or attorneys as provided in Section 3.2(d) hereof, shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining (or failing to ascertain) the pertinent facts necessary to make such judgment as determined by a court of competent jurisdiction.

(d) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Auction Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(e) The Auction Agent shall not be: (i) required to and does not make any representations nor have any responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own, on any document delivered pursuant to or as contemplated by this Auction Agreement or any Broker-Dealer Agreement; (ii) obligated to take any legal action hereunder that might, in its judgment, involve any expenses or liability, unless it has been furnished with indemnity satisfactory to the Auction Agent; and (iii) responsible for or liable in any respect on account of the identity, authority or rights of any Person executing or delivering or purporting to execute or deliver any document under this Auction Agreement or any Broker-Dealer Agreement.

(f) Anything in this Agreement to the contrary notwithstanding, in no event shall the Auction Agent be liable for special, indirect, punitive or consequential damage (or loss) of any kind whatsoever (including but not limited to lost profits), even if the Auction Agent has been advised of the likelihood of such damage (or loss) and regardless of the form of action.

3.2 Rights of the Auction Agent.

(a) The Auction Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, security certificate or other instrument, paper or document or communication reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting upon any communication made by telephone, Electronic Means or other means acceptable to the parties and authorized hereby which the Auction Agent believes (or has no reason not to believe) to have been given by the Fund, a Broker-Dealer or the Securities Depository. The Auction Agent may record telephone communications with the Fund or with the Broker-Dealers or any one or more of them.

(b) The Auction Agent may consult with outside counsel of its choice, and the advice of such outside counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

(d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and, in the absence of willful misconduct or gross negligence on the part of any such agent or attorney, shall not be responsible for misconduct or negligence on the part of, or for the supervision of, any agent or attorney appointed by it with due care hereunder.

(e) The Auction Agent shall have no obligation to monitor or liability in respect of the registration or exemption therefrom of the AMPS (or any beneficial ownership interest therein) under federal or state securities laws in respect of the sufficiency or the conformity of any transfer of the AMPS (or any beneficial ownership interest therein) pursuant to the terms of the Auction Agreement, any Broker-Dealer Agreement, the Articles Supplementary or any other document contemplated by any thereof, including, but not limited to, compliance with such laws in regards to any such transfer.

(f) Any corporation or other entity into which the Auction Agent may be merged or converted or with which it may be consolidated, or (ii) any corporation or other entity resulting from any merger, conversion, or consolidation to which the Auction Agent shall be a party, or (iii) any corporation or other entity succeeding to all or substantially all of the auction agent business of the Auction Agent shall be the successor of the Auction Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where any instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

3.3 Auction Agent’s Disclaimer.

The Auction Agent makes no representation as to, and shall have no liability with respect to, the correctness of the recitals in, or the validity with respect to parties other than the Auction Agent or the accuracy or adequacy of this Agreement, the Broker-Dealer Agreement, the Articles Supplementary, the AMPS or the Official Statement or any other offering material used in connection with the offer and sale of the AMPS or any other agreement or instrument executed in connection with the transactions contemplated herein or in any thereof.

3.4 Compensation, Expenses and Indemnification Relating to the Auction Agent.

(a) The Fund shall pay (i) the Auction Agent Acceptance Fee, if any, on the date of payment for and delivery of the AMPS, (ii) the Auction Agent Fee for the AMPS on the Closing Date or as mutually agreed upon and annually on the anniversary of the Closing Date thereafter, and (iii) upon request of the Auction Agent, reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with this Agreement and any Broker-Dealer Agreement (including the compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to the gross negligence or willful misconduct of the Auction Agent. The Auction Agent Fee represents compensation for the services of the Auction Agent in conducting Auctions. The Auction Agent Fee may be adjusted from time to time with the approval of the Fund upon a written request of the Auction Agent delivered to the Fund.

(b) The Fund shall indemnify the Auction Agent, its directors, officers, agents and employees, for, and hold it and each of them harmless against any loss, liability or expense incurred without willful misconduct or gross negligence on its part arising out of or in connection with its agency under this Agreement and the Broker-Dealer Agreements, or the transactions contemplated hereby or thereby, including the costs and expenses of defending itself, its directors, officers, agents and employees, against any claim or liability in connection with its exercise or performance of any of its duties hereunder or thereunder.

(c) This Section 3.4 shall survive the termination of this Agreement, the satisfaction and discharge of the AMPS and the earlier removal or resignation of the Auction Agent.

3.5 Compensation of the Broker-Dealers.

On each Dividend Payment Date, the Auction Agent shall pay the Broker-Dealer Fee out of funds provided to it for that purpose by the Fund payable to each Broker-Dealer on such Dividend Payment Date, as provided in Section 2.5 of the Broker-Dealer Agreements.

3.6 Ratings Changes.

Upon the Fund’s receipt of written notification of a ratings change by the Ratings Agencies then rating the AMPS, the Fund shall send to the Auction Agent written notice of such change.

4.	The Auction Agent as Paying Agent.

4.1 The Paying Agent.

The Board of Directors of the Fund has adopted a resolution appointing The Bank of New York as Auction Agent and Paying Agent. The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Articles Supplementary which are specified herein with respect to the AMPS and as set forth in this Section 4.

4.2 The Fund’s Notices to the Paying Agent.

Whenever any AMPS are to be redeemed, the Fund promptly shall deliver to the Paying Agent a Notice of Redemption, which will be mailed by the Paying Agent to each Existing Owner at least five Business Days prior to the date such Notice of Redemption is required to be mailed pursuant to the Articles Supplementary. The Paying Agent shall have no responsibility to confirm or verify the accuracy of any such Notice.

4.3 The Fund to Provide Funds for Dividends and Redemptions.

(a) Not later than 12:00 noon on each Dividend Payment Date, the Fund shall deposit with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds equal to the declared dividends to be paid to Existing Owners on such Dividend Payment Date, and shall give the Paying Agent irrevocable written instructions to apply such funds to the payment of such dividends on such Dividend Payment Date.

(b) If the Fund shall give a Notice of Redemption, then by noon of the date fixed for redemption, the Fund shall deposit in trust with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds sufficient to redeem such AMPS called for redemption and shall give the Paying Agent irrevocable written instructions and authority to pay the redemption price to the Existing Owners of AMPS called for redemption upon surrender of the certificate or certificates therefor.

4.4 Disbursing Dividends and Redemption Price.

After receipt of the Federal Funds or similar same-day funds and instructions from the Fund described in Section 4.3 above, the Paying Agent shall pay to the Existing Owners (or former Existing Owners) entitled thereto (i) on each Dividend Payment Date, dividends on the AMPS, and (ii) on any date fixed for redemption, the redemption price of any shares of AMPS called for redemption. The amount of dividends for any Auction Period to be paid by the Paying Agent to Existing Owners will be determined by the Fund as set forth in Section 2 of Part I of the Articles Supplementary. The redemption price to be paid by the Paying Agent to the Existing Owners of any shares of AMPS called for redemption will be determined as set forth in Section 3 of Part I of the Articles Supplementary. The Paying Agent shall have no duty to determine the redemption price and may rely on the amount thereof set forth in the Notice of Redemption.

5.	The Auction Agent as Paying Agent and Registrar

5.1 Original Issue of Share Certificates.

On the Date of Original Issue of the AMPS, one certificate for the series of AMPS shall be issued by the Fund and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent.

5.2 Registration of Transfer or Exchange of Shares.

Except as provided in this Section 5.2, the AMPS shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Fund shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then upon such resignation the AMPS, at the Fund’s request, may be registered for transfer or exchange, and a new certificate thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent to be properly endorsed for transfer with (a) all necessary endorsers’ signatures guaranteed in such manner and form and by such guarantor as the Paying Agent may reasonably require, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer or exchange or funds necessary for the payment of such taxes. If the certificate for the AMPS is not held by the Securities Depository or its nominee, payments upon transfer of shares in an Auction shall be made in Federal Funds or similar same-day funds to the Auction Agent against delivery of certificates therefor.

5.3 Removal of Legend.

Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing AMPS shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Fund Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

5.4 Lost, Stolen or Destroyed Shares Certificates.

The Paying Agent shall issue and register a replacement certificate for a certificate represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Fund and by the Paying Agent, subject at all times to provisions of law, the Articles Supplementary governing such matters and resolutions adopted by the Fund with respect to lost, stolen or destroyed securities. The Paying Agent may issue a new certificate in exchange for and upon the cancellation of a mutilated certificate. Any request by the Fund to the Paying Agent to issue a replacement or new certificate pursuant to this Section 5.4 shall be deemed to be a representation and warranty by the Fund to the Paying Agent that such issuance will comply with provisions of applicable law and the Articles Supplementary and resolutions of the Fund.

5.5 Disposition of Canceled Certificates: Record Retention.

The Paying Agent shall retain stock certificates which have been canceled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Commission for at least two calendar years from the date of such cancellation. The Paying Agent, upon written request by the Fund, shall afford to the Fund, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Fund’s sole cost and expense) of such certificates and accompanying documentation. Upon written request by the Fund at any time within the six month period commencing immediately after the expiration of this two-year period, the Paying Agent shall deliver to the Fund the canceled certificates and accompanying documentation. The Fund, at its expense, shall retain such records for a minimum additional period of at least four calendar years from the date of delivery of the records to the Fund and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the Commission. The Fund also shall undertake to furnish to the Commission, upon demand, either at its principal office or at any regional office, complete, correct and current hard copies of any and all such records.

5.6 Stock Register.

The Paying Agent shall maintain the stock register, which shall contain a list of the Existing Owners, the number of shares held by each Existing Owner and the address of each Existing Owner. The Paying Agent shall record in the stock register any change of address of a Existing Owner upon written notice by such Existing Owner. In case of any written request or demand for the inspection of the share register or any other books of the Fund in the possession of the Paying Agent, the Paying Agent will notify the Fund and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the stock register or other records to any person in case it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Fund shall have offered indemnification satisfactory to the Paying Agent.

5.7 Return of Funds.

Any funds deposited with the Paying Agent by the Fund for any reason (other than for the payment of amounts due to the Paying Agent) under this Agreement, including for the payment of dividends or the redemption of AMPS, that remain with the Paying Agent after 12 months shall be repaid to the Fund upon written request by the Fund.

6.	Miscellaneous.

6.1 Term of Agreement.

(a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 6.1. The Auction Agent may terminate this Agreement upon written notice to the Fund on the date specified in such notice, which date shall be no earlier than 60 days after the date of delivery of such notice. Notwithstanding the foregoing, the provisions of this Agreement (except as provided in Section 6.1(b) below) shall terminate upon the delivery of certificates representing the AMPS pursuant to Section 2.08(c) of the Auction Procedures. Notwithstanding the foregoing, the Auction Agent may terminate this Agreement upon 30 days’ prior written notice to the Fund if it has not received payment of any Auction Agent Fee or Auction Agent Acceptance Fee due in accordance with Section 3.4(a) hereof for more than 30 days. The Fund may terminate this Agreement at any time by so notifying the Auction Agent in writing; provided that, if AMPS remain outstanding, an agreement in substantially the form of this Auction Agency Agreement shall be entered into with a successor Auction Agent.

(b) Except as otherwise provided in this Section 6.1(b), the respective rights and duties of the Fund and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The obligations of the Fund to the Auction Agent under Section 3.4 shall survive the termination of this Agreement. Upon termination of this Agreement, the Broker-Dealer Agreements shall automatically terminate and the Auction Agent shall (i) promptly deliver to the Fund copies of all books and records maintained by it in connection with its duties hereunder if so requested in writing, and (ii) at the request of the Fund promptly transfer to the Fund or any successor Auction Agent any funds deposited by the Fund with the Auction Agent pursuant to this Agreement which have not previously been distributed by the Auction Agent in accordance with this Agreement.

6.2 Communications.

Except for communications authorized to be made by Electronic Means pursuant to this Agreement or the Auction Procedures all notices, requests and other communications to any party hereunder shall be in writing (which may be by facsimile) and shall be given to such party addressed to it at its address, facsimile number or email address set forth below and, where appropriate, reference the particular Auction to which such notice relates:

If to the Fund, addressed:	Cohen & Steers Global Income Builder, Inc.
280 Park Avenue, New York, NY 10017
Attention: Tina M. Payne
Telecopier:
Telephone: (212) 796-9361
Email: tpayne@cohenandsteers.com

If to the Auction Agent, addressed:	The Bank of New York
Corporate Trust Department
101 Barclay Street, Floor 7th
New York, New York 10286
Telecopier: (212) 815-3440
Telephone: (212) 815-3450
Email:

or such other address, facsimile number or email address as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Fund by an Authorized Fund Representative and on behalf of the Auction Agent by an Authorized Officer.

6.3 Entire Agreement.

This Agreement contains the entire agreement between the parties and the Fund relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred between the parties hereto and the Fund relating to the subject matter hereof.

6.4 Benefits.

Nothing herein, express or implied, shall give to any Person, other than the Fund, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

6.5 Amendment; Waiver; Successors and Assigns.

(a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged; provided, however, that the prior written consent of an affected third party shall be obtained if the modification, amendment, rescission, cancellation or waiver would affect provisions expressly related to the affected third party.

(b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party or the Fund shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

(c) The Auction Agent may, but shall have no obligation to, execute any amendment or waiver which, in its sole determination, affects its rights, powers, immunities or indemnities hereunder.

(d) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Fund and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that the Auction Agent may assign or transfer this Agreement to a successor Auction Agent pursuant to Section 3.2(f) hereof, without the Fund’s prior written consent.

6.6 Severability.

If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

6.7 Execution in Counterparts.

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

6.8 Governing Law; Submission to Jurisdiction; Waiver of Trial by Jury.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, (including, without limitation, Section 5-1401 of the New York General Obligations Law or any successor to such statute) without regard to conflict of laws principles. THE PARTIES TO THIS AGREEMENT AGREE THAT ALL ACTIONS AND PROCEEDINGS ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN A NEW YORK STATE COURT OR THE UNITED STATES DISTRICT COURT, IN EACH CASE, IN THE COUNTY AND STATE OF NEW YORK AND, IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING SUBMIT TO THE EXCLUSIVE JURISDICTION OF, AND VENUE IN, SUCH COURT. TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO ALSO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Auction Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the date first above written.

COHEN & STEERS GLOBAL INCOME BUILDER, INC.

By:
Authorized Fund Representative

THE BANK OF NEW YORK, as Auction Agent

By:
Name:
Title:

The Fund hereby, in accordance with Section 2.1 hereof, appoints The Bank of New York as Auction Agent pursuant to this Agreement, and requests and directs the Auction Agent to enter into a Broker-Dealer Agreement with Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as a Broker-Dealer for the AMPS. The Fund acknowledges and agrees to its obligations hereunder, including but not limited to such obligations under Sections 3.4 and 3.5 hereof.

COHEN & STEERS GLOBAL INCOME BUILDER, INC.

By:
Authorized Fund Representative

EXHIBIT A

AUCTION PROCEDURES

A-1

EXHIBIT B

FORM OF BROKER-DEALER AGREEMENT

B-1

EXHIBIT C

LIST OF INITIAL BROKER-DEALERS

C-1